AMENDMENT NO. 6 TO THE MASTER SERVICES AGREEMENT

This Amendment is made as of the 7th day of November, 2009 by and between MANNING & NAPIER FUND, INC. (FORMERLY, EXETER FUND, INC.), a Maryland corporation (the “Fund”) and MANNING & NAPIER ADVISORS, INC., a New York Corporation (“MNA”).

W I T N E S S E T H:

WHEREAS, the Fund and MNA desire to amend that certain Master Services Agreement entered into as of the 14th day of April, 2000, as amended (the “Agreement”), in order to provide for different fees and expenses paid to MNA hereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Fee Schedule. Schedule A of the Agreement shall be amended and restated as attached hereto.

2.	Fund Administration Appendix. This Appendix is hereby incorporated into and made a part of the Agreement.

3.	Effective Date. The terms of this Amendment shall become effective as of November 7, 2009.

4.	Remainder of Agreement. Other than that which is amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MANNING & NAPIER FUND, INC.

By: /s/ B. Reuben Auspitz

Name: B. Reuben Auspitz

Title:   President

MANNING & NAPIER ADVISORS, INC.

By: /s/ Michelle Thomas

Name: Michelle Thomas

Title:   Corporate Secretary

AMENDED AND RESTATED SCHEDULE A

To the Master Services Agreement

I.	Administration and Accounting

A. The following fees apply to the Fund’s Series that are not fund-of-fund Series:

Asset Based Fees:

The	following annual fee will be calculated based upon the Series’ aggregate average net assets and paid monthly:

.0175% of the Series’ first $3 billion of average net assets;

.0150% of the Series’ next $3 billion of average net assets; and,

.0100% of the Series’ average net assets in excess of $6 billion.

Financial Administration Monthly Base Fee:

The monthly base fee will be $1,500 for each Series.

Monthly Multiple Class Fee*:

$500 per class, for each class beyond the first class in each Series

*This fee will be waived for the existing classes of shares of the Series as of the date of this Amendment, including Class C of the Pro-Blends which may start in early 2010.

Financial Typesetting Fee:

When MNA acts as contracting agent for typesetting services, the fee will be $150 per page.

B. The following fees apply to the Fund’s Series that are fund-of-fund Series (“Fund-of-Funds”):

Asset Based Fees:

The following annual fee will be calculated based upon the Fund-of-Funds’ aggregate average net assets and paid monthly:

.0025% of the Fund-of-Funds’ average net assets.

Accounting Monthly Base Fee:

The monthly base fee for accounting services will be $1,250 per Fund-of-Fund.

Financial Administration Monthly Base Fee:

The monthly base fee for financial administration services will be $1,500 per Fund-of-Fund.

C. The following fees apply to all the Fund’s Series:

Base 38a-1 Compliance Support Service Fees:

For base compliance support services, MNA will charge $5,000 per year for the initial service line (e.g. Fund Accounting/Administration) and $2,500 per year for each additional service line (e.g. Transfer Agency) beyond the first.

Additional Regulatory Filing Services Fees:

Form N-CSR filing fee:

$2,500 per filing for annual report

$1,500 per filing for semi-annual report

Form N-Q filing fee:

First Series	Each additional Series
$750 per filing	$375 per filing

Tax Services Fees:

$7,500 per Series per annum

Annual Fin 48 Tax Services Fees:

$1,500 per Series per year

II.	Transfer Agency

The following fees and services apply to the Series, except as noted:

1)	Account Fee:

Active direct	$14.00 per account per annum
Active NSCC Level III	$ 9.00 per account per annum
Inactive Account:	$ 2.00 per account per annum

Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive/closed accounts that have been inactive/closed for at least 18 months are generally purged at least annually and, at MNA’s discretion, may be purged more frequently, as many as three times per year. Fees will not be prorated. Any part of a month for which services are provided will be billed as a full month.

2)	Monthly Base Fee:

The monthly base fee will be $125 per CUSIP. The base fee is in addition to the other fees and expenses set forth herein.

3)	IRA Custodian Fee ***:

Active IRA accounts:                                                                                                                           $15.00 per account, per annum

*** For the purpose of this section, an account is defined as a single account number which may have multiple funds within it.

4)	Compliance Fees:

The compliance fee will be 5% of the total account fees described in Section 1 above.

Services to be provided include anti-money laundering, customer identification program, SAS 70 reporting, summary of policies and procedures and red flag services.

III.	OUT-OF-POCKET EXPENSES

In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:

•	Independent Security Market Quote Costs*:

Domestic equities	$0.17	Foreign equities	$0.67
Domestic bonds	$0.49	Foreign bonds	$1.10
Money market inst.	$0.49	CMO/asset-backed	$0.89
Municipal bonds	$0.69	Broker/manually priced securities	$1.05

*Prices are subject to change as a result of third party vendors.

•	Courier and other delivery charges
•	Telephone costs
•	Banking Costs
•	NSCC costs
•	Printing, processing, and mailing costs (e.g. statements and confirms)

FUND ADMINISTRATION APPENDIX

To the Master Services Agreement

Description of Services on a Continuous Basis. MNA will perform the following administration services with respect to each Series:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Series and Fund statistical data as requested on an ongoing basis;

(iv)	Provide compliance policies and procedures related to services covered under Rule 38a-1 under the 1940 Act; summaries of such policies and procedures;

(v)	Prepare and file with the SEC (or coordinate with the Fund’s financial printer the SEC filing of) the Fund’s Semi-Annual Reports on Form N-SAR;

(v)	Prepare, and coordinate with the Fund’s financial printer, the SEC filing of the Fund’s annual, semi-annual, and quarterly shareholder reports, and prepare and coordinate with the Fund’s financial printer the SEC filing of Forms N-CSR and N-Q;

(vi)	Monitor each Series’ status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended (“Sub-chapter M);

(vii)	Tax Services including:
a.	Prepare annual tax provision/components of capital analysis;
b.	Provide tax footnote disclosure information;
c.	Prepare annual excise provision;
d.	Provide required amount of distribution from ordinary income and capital gains for excise distribution purposes in conjunction with Sub-chapter M distribution requirements;
e.	Assist in 1099-DIV year-end reporting;
f.	Such other tax accounting duties as the parties may mutually agree in writing.

(viii)	Uncertain tax services including:
a.	Identification and documentation of all material tax positions taken by the Fund during (i) its respective fiscal year ending 10/31/2009 or 12/31/2009, and (ii) thereafter, each of its fiscal years (each such fiscal year being a “Review Period”);

b.	Review of the Fund’s: (A) tax provision workpapers, (B) excise tax distribution workpapers, (C) income and excise tax returns, (D) tax policies and procedures, and (E) Subchapter M compliance workpapers;
c.	Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;
d.	Review of relevant statutory authorities;
e.	Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;
f.	Review of standard mutual fund industry practices, to the extent such practices are known to or may reasonably be determined; and
g.	Delivery of a written report to the Fund with respect to the above.